Exhibit 10.1

November 27, 2015
OFFER LETTER

Dear Chris:

It is a pleasure to offer you a position on the Carbonite team! This Offer Letter serves to confirm the details of our employment offer as follows:

Position:	SVP, Global Sales

Status:	Full-time, Regular, Exempt

Reporting to:	Chief Executive Officer
Compensation:
Base salary of $12,916.67 semi-monthly, which is the equivalent of $310,000 annually, paid in accordance with the Company’s normal payroll procedures.
All forms of compensation which are referred to in this offer letter are subject to reduction to reflect applicable withholding, payroll and other required taxes and deductions. Please note that Carbonite may modify salaries and benefits from time to time as it deems necessary.

Bonus:
You will be eligible for an incentive bonus of 75% of your base salary. The timing and amount of any bonus is subject to the discretion and approval of the Compensation Committee of the Board of Directors.

Sign-On Bonus:
You will be eligible for a onetime $35,000 sign-on bonus payable within the first regularly scheduled payroll cycle following your 90th day of employment. The sign-on bonus will be subject to all applicable taxes and withholdings. You agree to repay the sign-on bonus on a pro-rated basis if you leave Carbonite within one year of your hire date.

Benefits:	See Appendix A

Equity:
$400,000 in value of Restricted Stock Units of Carbonite’s common stock vesting over four years with 25% vesting on your first anniversary of employment and the balance vesting in equal annual installments thereafter. All equity grants described in this Section are subject to approval by Carbonite’s Board of Directors and the specific terms of the equity will be governed by Carbonite’s stock incentive plan and separate equity agreement to be entered into by you and Carbonite.

Acceleration of Equity:
If during the first twelve months after a Change of Control (as defined in the 2011 Equity Award Plan) you are terminated without cause or if you voluntarily resign from the company due to “Constructive Termination” (as defined in your existing equity agreements), then 100% of your then-unvested equity shall vest immediately prior to the termination date.

Severance:
During your first year of employment only, if you are terminated without Cause (as defined below) or are Constructively Terminated (as defined in your existing option agreement), you will be entitled to receive a payment amount equal to (and payable pro-rated over such three month period following termination) (i) three times your then current monthly base salary and (ii) three times the monthly amount that the Company paid for your participation in the Company’s health insurance plan during the month immediately preceding your termination date, subject to any and all conditions and qualification contained in this letter.

After your first year of employment, if you are terminated without Cause (as defined below) or are Constructively Terminated (as defined in your existing equity agreements), you will be entitled to receive a payment amount equal to (and payable pro-rated over such three month period following termination) (i) six times your then current monthly base salary and (ii) six times the monthly amount that the Company paid for your participation in the Company’s health insurance plan during the month immediately preceding your termination date, subject to any and all conditions and qualification contained in this letter.

“Cause” shall include but shall not be limited to any of the following (i) a material violation of any Company Policy, including but not limited to any policy contained in the Company’s Code of Business Conduct and Ethics; (ii) embezzlement form, or theft of property belonging to, the Company or any affiliate; (iii) willful failure to perform, or gross negligence in the performance of, assigned duties; or (iv) other international misconduct, whether related to employment or otherwise, which has, or has the potential to have, a material adverse effect on the business conducted by the Company or its affiliates.

The foregoing amounts shall be made in accordance with the Company's normal payroll practices; provided, however, that the Company shall not make any severance payments unless and until (x) you execute and deliver to the Company a general release in substantially the form attached here at Appendix B (the “Release”), (y) such Release is executed and delivered to the Company within twenty-one (21) days after your termination date and (z) all time periods for revoking the Release have lapsed. If you are terminated during the month of December of any calendar year and are owed severance hereunder, no severance payments shall be made prior to January 1st of the next calendar year and any amount that would have otherwise been payable to you in December of the preceding calendar year will be paid to you on the first date in January on which you would otherwise be entitled to any payment.

Following your termination date, all benefits offered by the Company, including health insurance benefits, shall cease. From and after such date, you may elect to continue your participation in the Company’s health insurance benefits at your expense pursuant to COBRA by notifying the Company in the time specified in the COBRA notice you will be provided and paying the monthly premium yourself, subject to as otherwise stated herein. Notwithstanding the above, if you are a "specified employee" within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), then any amounts payable to you during the first six months and one day following the date of your termination that constitute nonqualified deferred compensation within the meaning of Section 409A of the Code (as determined by the Company in its sole discretion) shall not be paid to you until the date that is six months and one day following such termination to the extent necessary to avoid adverse tax consequences under Section 409A of the Code.

At-Will Employment:
Your employment with Carbonite is for no specified period of time and constitutes “at-will” employment. As a result, you are free to resign at any time, for any reason or for no reason, with or without notice. Similarly, Carbonite is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.

Other Agreements:
All Carbonite employees are required, as a condition of your employment with Carbonite, to sign, on or before your first day of employment, the Company’s Confidentiality, Invention Assignment and Non-Competition Agreement. Please retain a signed copy for your files. We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or that may limit the manner in which you may be employed.

You agree that, during the term of your employment with Carbonite, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which Carbonite is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to Carbonite.

This Offer Letter, along with the Carbonite Confidentiality, Invention Assignment and Non-Competition Agreement, set forth the terms of your employment with Carbonite and supersede any prior representations or agreements, whether written or oral.

Expected Start Date:	December 14, 2015
Expiration and Modification	This Offer Letter may not be modified or amended except by a written agreement, signed by an authorized signatory of Carbonite and by you.
Sincerely, /s/ Alec Carstensen Alec Carstensen VP, HR and Talent Acquisition

ACCEPTANCE AND ACKNOWLEDGMENT

I accept the offer of employment from Carbonite as set forth in the Offer Letter dated December 1, 2015. I understand and acknowledge that my employment with Carbonite is at-will, for no particular term or duration and that I, or Carbonite, may terminate the employment relationship at any time, with or without cause and with or without prior notice. I acknowledge that the Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees, and that my job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

I understand and agree that the terms and conditions set forth in the Offer Letter represent the entire agreement between Carbonite and me superseding all prior negotiations and agreements, whether written or oral. I understand that the terms and conditions described in this Offer Letter, along with the Carbonite Confidentiality, Invention Assignment and Non-Competition Agreement are the terms and conditions of my employment. No one other than Carbonite’s Chief Executive Officer or Chief Financial Officer is authorized to sign any employment or other agreement which modifies the terms of the Offer Letter and Carbonite's Carbonite Confidentiality, Invention Assignment and Non-Competition Agreement, and any such modification must be in writing and signed by either such executive.

Signature:    /s/ Christopher Doggett
Name:    Christopher Doggett
    Date:    November 27, 2015

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